                            EXHIBIT 11 TO FORM 10QSB

                            ESENJAY EXPLORATION, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                        Three months ended September 30,       Nine months ended September 30,
                                                             2000               1999               2000              1999
                                                        ----------------    --------------     -------------    ----------------
BASIC EARNINGS PER SHARE
Weighted average common shares
    Outstanding....................................       18,883,393          16,062,302        18,863,839       15,881,590
                                                        ================    ==============     =============    ================
      Basic loss per share.........................           ($0.33)             ($0.06)           ($0.31)          ($0.61)
                                                        ================    ==============     =============    ================

DILUTED EARNINGS PER SHARE
Weighted Average Common Shares
    Outstanding...................................        18,883,393          16,062,302        18,863,839       15,881,590
Shares issuable from assumed conversion of
      Common share options and warrants............          805,340               7,500           775,389            7,500
      Convertible preferred stock..................          356,999              27,163           356,999            9,154
                                                        ----------------    --------------     -------------    ----------------
Weighted average common shares
    Outstanding, as adjusted.......................       20,045,731          16,096,965        19,996,227       15,898,244
                                                        ================    ==============     =============    ================
      Diluted loss per share.......................           ($0.31)             ($0.06)           ($0.29)          ($0.61)
                                                        ================    ==============     =============    ================

EARNINGS FOR BASIC AND DILUTED
    COMPUTATION
Net loss...........................................      ($6,297,899)        ($1,040,374)      ($5,758,993)     ($9,629,774)
Preferred share dividends..........................              ---                 ---               ---              ---
                                                        ----------------    --------------     -------------    ----------------
Net loss to common shareholders
    (Basic and diluted earnings per share
         computation)..............................      ($6,297,899)        ($1,040,374)      ($5,758,993)     ($9,629,774)
                                                        ================    ==============     =============    ================
